Exhibit 10.4

SECOND AMENDED AND RESTATED

DISCOUNT MBS MULTIFAMILY NOTE

(Santa Monica Shores)

US $144,610,000.00	June 1, 2007

FOR VALUE RECEIVED, the undersigned (“Borrower”), jointly and severally (if more than one) promises to pay to the order of FANNIE MAE, a federally-chartered and stockholder-owned corporation organized and existing under the Federal National Mortgage Association Charter Act, 12 U.S.C. §1716 et seq., the principal sum of One Hundred Forty-Four Million Six Hundred Ten Thousand and 00/100 Dollars (US$144,610,000.00), with interest on the unpaid principal balance at the rates applicable from time to time set forth in this Second Amended and Restated Discount MBS Multifamily Note (the “Note”).

A Discount MBS Multifamily Note (the “Original Note”) in the original principal amount of $63,000,000.00, dated March 5, 2001, was executed by Douglas Emmett Realty Fund 1998, a California limited partnership (“DE 1998”), in favor of Berkshire Mortgage Finance Limited Partnership, a Massachusetts limited partnership (“Berkshire”), and secured, inter alia, by a Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (as amended from time to time, the “Original Security Instrument”) dated as of March 5, 2001, made by DE 1998 for the benefit of Berkshire, recorded with the Office of the County Recorder of Los Angeles County, California as Instrument No. 01-0357622, encumbering a certain multifamily property known as Santa Monica Shores in Santa Monica, Los Angeles County, California (the “Property”). The Original Note was previously amended and restated in its entirety pursuant to an Amended and Restated Discount MBS Multifamily Note made by Borrower payable to the order of Fannie Mae in the original principal amount of $104,100,000, dated December 22, 2004 (the “Amended Note”). The Amended Note was secured by, inter alia, an Amended and Restated Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (the “Amended Security Instrument”) dated as of December 22, 2004, made by Borrower for the benefit of Fannie Mae, recorded with the Office of the County Recorder of Los Angeles County, California as Instrument No. 05-0015214, encumbering the Property.

Pursuant to the terms and conditions set forth in that certain Assumption and Release Agreement (the “Assumption”) dated as of December 22, 2004, executed by and between DE 1998, Borrower and Fannie Mae and recorded with the Office of the County Recorder of Los Angeles County, California on January 4, 2005, as Instrument No. 05-0015218, Borrower assumed all of the payment and performance obligations of DE 1998 set forth in the Amended Note, the Amended Security Instrument and all of the other documents and instruments executed in connection therewith, as modified by the Assumption.

Borrower and Fannie Mae desire to and hereby amend and restate the Amended Note in its entirety to reflect an increase in the note amount, an extension of the term and certain other modifications, as hereinafter set forth.

1. Defined Terms. As used in this Note, (i) the term “Lender” means the holder of this Note, and (ii) the term “Indebtedness” means the principal of, interest on, or any other amounts due at any time under, this Note, the Security Instrument or any other Loan Document, including prepayment premiums, late charges, default interest, and advances to protect the security of the Security Instrument under Section 12 of the Security Instrument. Event of Default and other capitalized terms used but not defined in this Note shall have the meanings given to such terms in the Security Instrument (as defined in Section 7).

2. Address for Payment. All payments due under this Note shall be payable at c/o Deutsche Bank Berkshire Mortgage, Inc., One Beacon Street, 14th floor, Boston, Massachusetts 02108, or such other place as may be designated by written notice to Borrower from or on behalf of Lender.

3. Discount Mortgage Backed Security. The original stated principal amount of this Note shall be funded by the issuance of a discount mortgage backed security in the face amount of this Note (the “DMBS”). The original stated principal amount of this Note shall be equal to the sum of (i) the price (the “Price”) of the initial DMBS and (ii) the discount (the “Discount”) of the initial DMBS. The Price is equal to the proceeds of the sale of the DMBS and the Discount is an amount equal to the difference between (i) the face amount of the DMBS and (ii) the Price of the DMBS. Except as provided in Section 4(a), the proceeds made available by Lender to Borrower shall equal the Price of the DMBS. Except for the initial DMBS, which shall be issued for the period from June 1, 2007 to August 1, 2007, and subject to the last sentence of Section 12(b)(1), each DMBS shall be issued for a three month period. Except for the initial DMBS if not issued on the first day of the month as specified in the preceding sentence, the issuance date for each DMBS shall be the first day of a month and the maturity date for each DMBS shall be the first day of the month following such three month period. For example, the maturity date for a DMBS issued on December 1 is March 1. Provided, however, that Borrower may request the issuance of a DMBS with a maturity date shorter or longer than three months (but in no event shorter than one month or longer than nine months) in accordance with the terms and conditions of the last sentence of Section 12(b)(1).

The entire unpaid principal of the Note will be due and payable by the Borrower to the Lender on the maturity date of the outstanding DMBS unless the outstanding DMBS is renewed with a new DMBS or converted to a fixed rate to take effect on the maturity date of the outstanding DMBS.

4. Payment of Principal and Interest.

(a) The original proceeds in the amount of $63,000,000 under this Note were made available to Borrower on March 5, 2001. Additional proceeds under the Amended Note in the amount of $41,100,000 were made available to the Borrower on December 22, 2004, and additional proceeds in the amount of $40,510,000 under this Note were made available to Borrower on June 1, 2007 (the “Disbursement Date”). The issuance date of the initial DMBS which shall include the original proceeds and the additional proceeds is June 22, 2007 (the “Settlement Date”). The Borrower shall pay interest on the amount disbursed on the Disbursement Date for the partial month period beginning on the Disbursement Date and ending on and including the Settlement Date, at a rate per annum equal to 5.18%.

(b) Borrower shall pay, in immediately available funds, (1) on the Disbursement Date, an amount equal to the sum of (i) the Discount of the initial DMBS, (ii) a sum equal to two thirds of the estimated Discount on the next succeeding 3-month DMBS to be issued August 1, 2007, (iii) an amount equal to sixty (60) basis points (.60%) times the outstanding principal amount divided by 12 (less any amounts paid by Borrower pursuant to Section 4(b)(2)(ii) of the Amended Note with respect to such period, if any), and (iv) the amount of interest due pursuant to Section 4(a) above, and (2) thereafter, until the Maturity Date, consecutive monthly payments on the first day of each month beginning July 1, 2007, in an amount equal to the sum of (i) one third (1/3) of the Discount calculated on the then outstanding DMBS and (ii) an amount equal to sixty (60) basis points (.60%) times the outstanding principal amount divided by 12. Payments must be received by Lender not later than 5 p.m. Pacific Time on the date due. Notwithstanding the foregoing provisions of Section 4(b)(2)(i) above and provided that Borrower has made all payments required under Section 4(d) below, Borrower shall not be obligated to make the monthly payment described in Section 4(b)(2)(i) during the last 3 months prior to the Maturity Date.

(c) Not less than 20 days prior to the maturity date of each DMBS, Lender shall notify Borrower (in the manner specified in the Security Instrument (defined below) for giving notices) that the outstanding DMBS is scheduled to mature on its maturity date and offer Borrower the opportunity to have a new DMBS issued on such maturity date. If Borrower elects to have the Indebtedness refinanced with a new DMBS, not less than three (3) Business Days prior to the maturity date of the maturing DMBS, Lender shall notify Borrower of the Discount on the new DMBS to be issued by sending Borrower the Rate Confirmation Form attached hereto as Schedule D. Borrower shall execute and return Schedule D to the Lender not later than one (1) Business Day prior to the issuance date of the new DMBS. For purposes of this Note, a “Business Day” means any day other than a Saturday, Sunday or any other day on which Lender is not open for business.

(d) If the amount of the Discount for the new DMBS to be issued is greater than the Discount for the outstanding DMBS, then not less than two (2) Business Days prior to the maturity date of the outstanding DMBS the Borrower shall pay to the Lender the aggregate amount of such difference. If the amount of the Discount for the new DMBS is less than the Discount for the outstanding DMBS, the aggregate amount of such difference shall be credited against the regular monthly installment due on the first day of the month immediately following the issuance date of the new DMBS.

(e) If Borrower timely exercises its option to convert the interest rate on this Note to a fixed rate pursuant to the Second Amended and Restated Conversion Agreement, dated the same day as this Note, between the Borrower and Lender (the “Conversion Agreement”), Borrower will execute the DMBS Multifamily Note Modification Agreement (the form of which is attached to the Conversion Agreement as Exhibit A) to reflect the fixed rate established in accordance with the terms of the Conversion Agreement.

(f) Any remaining principal and all other amounts due under this Note or any of the Loan Documents, if not sooner paid, shall be due and payable on the Maturity Date. Failure to pay such amounts on the Maturity Date shall result in the immediate imposition of the Default Rate (as defined in Section 10) on such unpaid amounts.

5. Maturity Date: June 1, 2012, or any earlier date on which the unpaid principal balance of this Note becomes due and payable by acceleration or otherwise.

6. Application of Payments. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness which is less than all amounts due and payable at such time, Lender may apply that payment to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Borrower agrees that neither Lender’s acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender’s application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

7. Security. The Indebtedness is secured, among other things, by a Second Amended and Restated Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated as of the date of this Note (the “Security Instrument”), and reference is made to the Security Instrument for other rights of Lender concerning the collateral for the Indebtedness.

8. Acceleration. If an Event of Default has occurred and is continuing, the entire unpaid principal balance, the prepayment premium payable under Section 12, if any, and all other amounts payable under this Note and any other Loan Document shall at once become due and payable, at the option of Lender, without any prior notice to Borrower. Lender may exercise this option to accelerate regardless of any prior forbearance.

9. Late Charge. If any monthly amount payable under this Note or under the Security Instrument or any other Loan Document is not received by Lender within 5 days after Lender has notified Borrower that such amount is due and has not been paid, Borrower shall pay to Lender, immediately and without demand by Lender, a late charge equal to five percent of such amount; provided, however, that if the payment due on the Maturity Date is not received by Lender on the date such payment is due, Borrower shall pay to Lender, immediately and without demand by Lender, a late charge equal to five percent of such amount. Borrower acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the loan evidenced by this Note (the “Loan”), and that it is extremely difficult and impractical to determine those additional expenses. Borrower agrees that the late charge payable pursuant to this Section represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late payment. The late charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate pursuant to Section 10.

10. Default Rate. So long as any monthly installment or any other payment due under this Note remains past due for 30 days or more, or if any payment due on the Maturity Date is not paid on the Maturity Date, interest under this Note shall accrue on the unpaid principal balance from the earlier of the due date of the first unpaid monthly installment or other payment due, as applicable, at a rate (the “Default Rate”) equal to the lesser of (i) the sum of the rate at which deposits in United States Dollars in amounts approximately equal to the outstanding principal amount and with three month maturities are offered in immediately available funds in the London Interbank Market by leading banks in the Eurodollar market as of 11:00 a.m. (London Time), as published daily by Telerate News Service on Telerate page 3750, plus four hundred (400) basis points

(4.00%) as determined by Lender and (ii) the maximum interest rate which may be collected from Borrower under applicable law. If the Telerate News Service is no longer available, or is no longer posted through electronic transmission, Lender will choose a new service that provides comparable information and provide notice thereof to Borrower. If the unpaid principal balance and all other payments required under this Note are not paid in full on the Maturity Date, the unpaid principal balance and all such other required payments shall bear interest from the Maturity Date at the Default Rate. Borrower also acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan, that, during the time that any payment under this Note is delinquent, Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender’s ability to meet its other obligations and to take advantage of other investment opportunities, and that it is extremely difficult and impractical to determine those additional costs and expenses. Borrower also acknowledges that, during the time that any payment due under this Note is delinquent, Lender’s risk of nonpayment of this Note will be materially increased and Lender is entitled to be compensated for such increased risk. Borrower agrees that the increase in the rate of interest payable under this Note to the Default Rate represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional costs and expenses Lender will incur by reason of the Borrower’s delinquent payment and the additional compensation Lender is entitled to receive for the increased risks of nonpayment associated with a delinquent loan.

11. Limits on Personal Liability.

(a) Except as otherwise provided in this Section 11, neither Borrower nor its members or non-member manager shall have any personal liability under this Note, the Security Instrument or any other Loan Document for the repayment of the Indebtedness or for the performance of any other obligations of Borrower under the Loan Documents, and Lender’s only recourse for the satisfaction of the Indebtedness and the performance of such obligations shall be Lender’s exercise of its rights and remedies with respect to the Mortgaged Property and any other collateral held by Lender as security for the Indebtedness.

(b) Borrower, but not its members or non-member manager, or their respective partners, members, shareholders, directors, officers, employees, trustees, beneficiaries, constituents, legal or personal representatives, successors or assigns, shall be personally liable to Lender for the repayment of a portion of the Indebtedness equal to any loss or damage suffered by Lender as a result of (1) failure of Borrower to pay to Lender upon demand after an Event of Default, all Rents due after the earlier of (i) a declaration of default or (ii) the occurrence of an

Event of Default, to which Lender is entitled under Section 3(a) of the Security Instrument and the amount of all security deposits collected by Borrower from tenants then in residence; (2) failure of Borrower to apply all insurance proceeds and condemnation proceeds as required by the Security Instrument; (3) failure of Borrower to comply with Section 14(d) or (e) of the Security Instrument relating to the delivery of books and records, statements, schedules and reports; (4) fraud or written material misrepresentation by Borrower or any officer, director, partner, member or employee of Borrower in connection with the application for or creation of the Indebtedness or any request for any action or consent by Lender; or (5) failure to apply Rents, due after the earlier of (i) a declaration of default or (ii) an Event of Default, first, to the payment of reasonable operating expenses (other than Property management fees that are not currently payable pursuant to the terms of an Assignment of Management Agreement or any other agreement with Lender executed in connection with the Loan) and then to the Indebtedness payable under this Note, the Security Instrument or any other Loan Document (except that Borrower will not be personally liable (i) to the extent that Borrower lacks the legal right to direct the disbursement of such sums because of a bankruptcy, receivership or similar judicial proceeding, or (ii) with respect to Rents that are distributed in any calendar year if Borrower has paid all operating expenses and debt service amounts for that calendar year).

(c) Borrower, but not its members or non-member manager, or their respective partners, members, directors, officers, employees, trustees, beneficiaries, constituents, legal or personal representatives, successors or assigns, shall become personally liable to Lender for the repayment of all of the Indebtedness upon the occurrence of any of the following Events of Default: (1) Borrower’s acquisition of any property or operation of any business not permitted by Section 33 of the Security Instrument; or (2) a Transfer that is an Event of Default under Section 21(a) of the Security Instrument, unless consented to by Lender pursuant to Section 21(c) of the Security Instrument.

(d) To the extent that Borrower has personal liability under this Section 11, Lender may exercise its rights against Borrower personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Lender under this Note, the Security Instrument, any other Loan Document or applicable law. For purposes of this Section 11, the term “Mortgaged Property” shall not include any funds that (1) have been applied by Borrower as required or permitted by the Security Instrument prior to the occurrence of an Event of Default, or (2) Borrower was unable to apply as required or permitted by the Security Instrument because of a bankruptcy, receivership, or similar judicial proceeding.

12. Voluntary and Involuntary Prepayments.

(a) Borrower may voluntarily prepay all (but not less than all) of the Indebtedness evidenced hereby.

(b) A prepayment premium shall be payable in connection with any prepayment made under this Note as provided below:

(1) At any time Borrower may voluntarily prepay all (but not less than all) of the unpaid principal balance of this Note on any DMBS maturity date if Borrower has given Lender at least 30 days prior notice of its intention to make such prepayment. Such prepayment shall be made by paying (A) the amount of principal being prepaid, (B) all other sums due Lender at the time of such prepayment, and (C) the applicable prepayment premium calculated pursuant to Schedule A, if any. For all purposes any prepayment received by Lender on any day other than the maturity date of the then outstanding DMBS shall be deemed to have been received on the maturity date of the then outstanding DMBS. Borrower may request the issuance of a DMBS with a maturity date shorter or longer than three (3) months (but in no event shorter than one (1) month or longer than nine (9) months) but only to facilitate (A) the scheduling of a prepayment in connection with the sale of the Mortgaged Property or (B) the refinancing of the Loan.

(2) Upon Lender’s exercise of any right of acceleration under this Note, Borrower shall pay to Lender, in addition to the entire unpaid principal balance of this Note outstanding at the time of the acceleration, (A) all other sums due Lender under this Note and the other Loan Documents, and (B) the applicable prepayment premium calculated pursuant to Schedule A, if any.

(3) Any application by Lender of any collateral or other security to the repayment of any portion of the unpaid principal balance of this Note prior to the Maturity Date and in the absence of acceleration shall be deemed to be a partial prepayment by Borrower, requiring the payment to Lender by Borrower of the applicable prepayment premium calculated pursuant to Schedule A, if any. The amount of any such partial prepayment shall be computed so as to provide to Lender a prepayment premium computed pursuant to Schedule A without Borrower having to pay out-of-pocket any additional amounts.

(c) Notwithstanding the provisions of Section 12(b), no prepayment premium shall be payable with respect to (A) any prepayment made no more than twelve (12) months before the Maturity Date, or (B) any prepayment occurring as a result of the application of any insurance proceeds or condemnation award under the Security Instrument.

(d) Schedule A is hereby incorporated by reference into this Note.

(e) Any required prepayment of less than the unpaid principal balance of this Note shall not extend or postpone the due date of any subsequent payment or change the amount of such payments, unless Lender agrees otherwise in writing.

(f) Borrower recognizes that any prepayment of the unpaid principal balance of this Note, whether voluntary or involuntary or resulting from a default by Borrower, will result in Lender’s incurring loss, including reinvestment loss, additional expense and frustration or impairment of Lender’s ability to meet its commitments to third parties. Borrower agrees to pay to Lender upon demand damages for the detriment caused by any prepayment, and agrees that it is extremely difficult and impractical to ascertain the extent of such damages. Borrower therefore acknowledges and agrees that the formula for calculating prepayment premiums set forth on Schedule A represents a reasonable estimate of the damages Lender will incur because of a prepayment.

(g) Borrower further acknowledges that the prepayment premium provisions of this Note are a material part of the consideration for the loan evidenced by this Note, and acknowledges that the terms of this Note are in other respects more favorable to Borrower as a result of the Borrower’s voluntary agreement to the prepayment premium provisions.

13. Costs and Expenses. Borrower shall pay on demand all expenses and costs, including fees and out-of-pocket expenses of attorneys and expert witnesses and costs of investigation, incurred by Lender as a result of any default under this Note or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of any of the other Loan Documents, including those incurred in post-judgment collection efforts and in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding.

14. Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note, the Security Instrument, or any other Loan Document or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the due date of such payment, or in an amount which is less than the required payment, shall not be a waiver of Lender’s right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment. Enforcement by Lender of any security for Borrower’s obligations under this Note shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

15. Waivers. Presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness are waived by Borrower, and all endorsers and guarantors of this Note and all other third party obligors.

16. Loan Charges. If any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower in connection with the Loan is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any other Loan Document, violates that law, and Borrower is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the unpaid principal balance of this Note. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower has been violated, all Indebtedness that constitutes interest, as well as all other charges made in connection with the Indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of the Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of the Note.

17. Commercial Purpose. Borrower represents that the Indebtedness is being incurred by Borrower solely for the purpose of carrying on a business or commercial enterprise, and not for personal, family or household purposes.

18. Counting of Days. Except where otherwise specifically provided, any reference in this Note to a period of “days” means calendar days, not Business Days.

19. Governing Law. The law of the State of California shall govern this Note.

20. Captions. The captions of the sections of this Note are for convenience only and shall be disregarded in construing this Note.

21. Notices. All notices, demands and other communications required or permitted to be given by Lender to Borrower pursuant to this Note shall be given in accordance with Section 31 of the Security Instrument.

22. Consent to Jurisdiction and Venue. Borrower agrees that any controversy arising under or in relation to this Note shall be litigated exclusively in the State of California (the “Property Jurisdiction”). The state and federal courts and authorities with jurisdiction in the Property Jurisdiction shall have exclusive jurisdiction over all controversies which shall arise under or in relation to this Note. Borrower irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.

23. WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND BORROWER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

ATTACHED SCHEDULES. The following Schedules are attached to this Note:

☒	Schedule A	Prepayment Premium (required)

☒	Schedule B	Modifications to Multifamily Note

☐	Schedule C	Payment Amortization Schedule

☒	Schedule D	DMBS Rate Confirmation Form

IN WITNESS WHEREOF, Borrower has signed and delivered this Note or has caused this Note to be signed and delivered by its duly authorized representative.

SHORES BARRINGTON, LLC, a Delaware limited liability company

By:	Douglas Emmett Management, Inc., a Delaware corporation, its Manager

By:
	Name:	William Kamer
	Title:	Chief Financial Officer

Borrower’s Social Security/Employer
ID Number: 32-0129042

Fannie Mae Pool Number:

SCHEDULE A

MBS - GRADUATED PREPAYMENT PREMIUM

Any prepayment premium payable under Paragraph 12 of this Note shall be computed as follows:

(a) Borrower may voluntarily prepay all (but not less than all) of the indebtedness evidenced hereby at any time during the Loan term, subject to the requirements of subparagraph (b) below.

(b) If Borrower makes a voluntary prepayment of this Note, Lender accelerates the unpaid principal balance of this Note, or the Lender applies collateral held by Lender to the repayment of any portion of the unpaid principal balance as permitted in Section 12(b)(3) of the Note (if any), the prepayment premium shall be equal to the following percentage of the amount of principal being prepaid at the time of such prepayment, acceleration or application:

First Loan Year	3.00%
Second Loan Year	2.00%
Third Loan Year	.75%
Fourth Loan Year	.50%
Fifth Loan Year	0.00%

(c) For the purposes of this Note, a “Loan Year” means either (i) the period beginning on the date of this Note and ending on the day before the 13th full calendar month thereafter (i.e. May 31, 2008) or (ii) each successive 12-month period thereafter.

BORROWER’S INITIALS

SCHEDULE B

MODIFICATIONS TO MULTIFAMILY NOTE

The following modifications are made to the text of the Note that precedes this Schedule:

1.	A new Section 4A shall be added as follows:

4A. Borrower may apply for an increase in the principal amount of the Loan from the first anniversary date of the closing of the Loan until the Maturity Date, to be effective as of the issuance date of any new DMBS funding the Indebtedness. Approval of an increased amount of the Loan will be subject to satisfying all of Lender’s and Fannie Mae’s underwriting criteria and guidelines applicable to loans of a similar underwriting tier. The guaranty and servicing fee applicable to the increased amount of Loan will equal Fannie Mae’s then current best published rate for loans with 1.10 debt service coverage (variable rate) (1.25 debt service coverage-fixed rate) and a 70% loan to value ratio. The maturity date of the increased amount shall not extend beyond the Maturity Date. Borrower shall pay all actual, reasonable out of pocket costs to third parties, with legal fees not to exceed $10,000.

2.	A new Section 7A shall be added as follows:

7A. Interest Rate Hedge. (a) The Initial Hedge. To protect against fluctuations in interest rates, Borrower shall make arrangements for a LIBOR based hedge instrument (“Hedge”) to be in place and maintained at all times with respect to the Loan. For purposes of this Note, “LIBOR” is defined as an interest rate based upon the London Inter-Bank Offered Rate for three (3) month U.S. Dollar-denominated deposits. Lender acknowledges that Borrower has previously obtained Caps in an aggregate amount equal to the Amended Note (the “Existing Caps”) which are presently due to expire on August 1, 2011. The Borrower shall obtain one or more additional Caps (the “Supplemental Caps”) in an aggregate amount equal to the difference between the original principal amount of this Note and the original principal amount of the Amended Note. The Hedge for the initial DMBS shall be a Cap (whether one or more) for a period beginning not later than the date of this Note (with the exception that the Supplemental Caps shall have an effective date not later than August 1, 2007) and ending (i) with respect to the Existing Caps, not earlier than the third anniversary of the date of the Amended Note and (ii) with respect to the Supplemental Caps, ending not earlier than the third anniversary of the date of this Note (the “Initial Hedge Period”).

(b) Subsequent Hedges. Additional Hedges (each, a “Subsequent Hedge”) shall be required for the lesser of (i) three (3) years, or (ii) the remaining term of the Note, upon the expiration of the Cap (whether one or more) in place for the applicable Initial Hedge Period (it being understood that if the term of any such Cap is longer than the applicable Initial Hedge Period, then the three (3) year period provided in clause (i) shall commence on the actual termination date of the Cap). It is the intention of the parties, and a condition of the Note, that Borrower shall obtain, and shall maintain at all times during the term of the Note, a Hedge in an aggregate notional principal amount equal to the outstanding principal balance of the Note on the date that the Hedge is purchased, covering the required term of the Note as set forth in this Section 7A.

(c) Hedge Terms. Each Hedge which is a Cap shall:

(1) collectively with all other Hedges provided to Lender in connection with the Loan, provide for a notional principal amount equal at all times to the outstanding principal balance of the Note on the date that the Hedge is purchased;

(2) with respect to the Existing Caps, provide a strike rate not greater than 5.0% per annum and with respect to the Supplemental Caps, provide for a strike rate not greater than 6.0% per annum.

(3) with respect to any Subsequent Hedge, provide a strike rate not greater than the lowest interest rate which, when increased by sixty (60) basis points (.60%) and multiplied by the portion of the outstanding principal balance of the Loan to be covered by such Subsequent Hedge (i.e. the notional amount of the replacement Cap), would equal an amount which, when combined with (i) the debt service on the remaining portion of the Loan covered by any other Cap(s) then in effect (such debt service to be calculated based upon the strike rate of the additional Cap(s) and applicable portion of the principal amount of the Loan covered by such Caps(s) (i.e. the notional amount(s) of any such Cap(s)), and (ii) the amount of assumed principal payments which would be due on a loan in an amount equal to the then outstanding principal balance of the Loan and a thirty year amortization schedule, would result in a combined debt service coverage ratio of not less than 1.10 to 1.00 (the “Hedge Rate”), based upon the underwritten net operating income of the Property (and the net cash flow after debt service generated by the 555 Barrington project, if applicable) determined as provided herein. The debt service coverage ratio (and its components) for each Cap shall be determined in accordance with the underwriting standards set forth in the Fannie Mae Multifamily Delegated Underwriting and Servicing (DUS) Guide in effect as of the time of such determination (the

“DUS Guide”), based upon the underwritten net operating income of the Property calculated using the net revenue generated by the operation of the Property for the three (3) month period immediately preceding the date of determination, annualized and the underwritten expenses of the Property for the twelve (12) month period immediately preceding the date of determination, adjusted for inflation at a rate of three and 00/100 percent (3.00%) per annum. If such determination is made at a time when the Property is cross-collateralized with the 555 Barrington project, then debt service coverage ratio (and its components) shall be determined utilizing the combined sum of (i) the underwritten net operating income of the Property, determined as set forth above and (ii) the net cash flow after debt service generated by the 555 Barrington project;

(4) require the counterparty to make interest payments on the notional principal amount at a rate equal to the amount by which Coupon Rate exceeds the Hedge Rate;

(5) require the counterparty to make such interest payments either to an account pledged to the Lender or directly to the Lender after an Event of Default pursuant to the Hedge Security Agreement (as defined below); and

(6) be evidenced, governed and secured on terms and conditions, and pursuant to documentation (the “Hedge Documents”), in form and content acceptable to Fannie Mae, and with a counterparty (a “Counterparty”) approved by Fannie Mae, which may include Bank of America, Wells Fargo and Wachovia.

(d) Hedge Security Agreement; Delivery of Hedge Payments. Pursuant to a security agreement in form and content acceptable to Lender (each a “Hedge Security Agreement”), Lender shall be granted an enforceable, perfected, first priority lien on and security interest in each Hedge and payments due under the Hedge (including scheduled and termination payments) in order to secure Borrower’s obligations to Lender under this Note. With respect to each Hedge, the Hedge Security Agreement must be delivered by Borrower to Lender no later than the effective date of the Hedge.

(e) Termination. Borrower shall not terminate, transfer or consent to any transfer of any existing Hedge without Lender’s prior written consent as long as Borrower is required to maintain a Hedge pursuant to the Note; provided, however, that if, and at such time as, the Note is paid off or converted to a fixed rate pursuant to the terms of the Conversion Agreement between Borrower and Lender, Borrower shall have the right to terminate the existing Hedge.

(f) Escrow. Upon the occurrence of an Event of Default under the Security Instrument, Borrower will be required to (i) make annual deposits (“Annual Deposits”) to be held in an interest bearing hedge reserve escrow account during any period in which a Hedge with an original term of less than the remaining term of the Note is in effect, to provide moneys for the purchase of a Subsequent Hedge and (ii) enter into a Hedge Reserve Escrow Account Security Agreement with Lender. Lender shall determine the amount of the Annual Deposits and shall monitor the hedge reserve escrow account holding such Annual Deposits.

(g) Performance Under Hedge Documents. Borrower agrees to comply fully with, and to otherwise perform when due, its obligations under, all applicable Hedge Documents and all other agreements evidencing, governing and/or securing any Hedge arrangement contemplated under this Section. Borrower shall not exercise, without the Lender’s prior written consent, and shall exercise, at Lender’s direction, any rights or remedies under any Hedge Document, including without limitation the right of termination.

3.	A new Section 12(h) shall be added as follows:

(h) BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2954.10 TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY EVENT OF DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER WHICH IS PROHIBITED BY THE SECURITY INSTRUMENT, THEN BORROWER SHALL BE OBLIGATED TO PAY THE APPLICABLE PREMIUM REQUIRED BY SECTION 12 OF THIS NOTE. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER AGREES THAT LENDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

BORROWER’S INITIALS

SCHEDULE C

PRINCIPAL AMORTIZATION SCHEDULE

NOT APPLICABLE

SCHEDULE D

RATE CONFIRMATION FORM

Pursuant to Section 4(c) of that certain Second Amended and Restated Discount MBS Multifamily Note dated June 1, 2007 (the “Note”), from the undersigned (the “Borrower”) to FANNIE MAE, a federally-chartered and stockholder-owned corporation organized and existing under the Federal National Mortgage Association Charter Act, 12 U.S.C. §1716 et seq., (the “Lender”), the Borrower hereby requests that the Lender issue to it an advance for the purpose of refinancing the Indebtedness, to be funded by a discount mortgaged backed security (“DMBS”) and the Lender hereby confirms that it has obtained a commitment for the purchase of a Fannie Mae DMBS with the following terms:

Advance Amount	$

Term	Three months

DMBS Issue Date	1st,

DMBS Imputed Interest Rate	%

Discount	%

Price

Closing Date no later than	,

Dated: ,

DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

Rate Setting Date:                             ,             ,     :     AM/PM Eastern Time

AGREED TO AND ACCEPTED BY:

Dated: ,

SHORES BARRINGTON, LLC, a Delaware limited liability company

By:	Douglas Emmett Management, Inc., a Delaware corporation, its Manager

By:
	Name:	William Kamer
	Title:	Chief Financial Officer

Borrower’s Social Security/Employer
ID Number: 32-0129042